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Federal Kemper Life Assurance Company
1600 McConnor Parkway, Schaumburg, Illinois  60196-6801

INDIVIDUAL RETIREMENT ANNUITY RIDER

As used in this Rider, "contract" means the contract to which this Rider is attached. This Rider forms a part of the contract to which it is attached. It expires concurrently with the contract and is subject to all the provisions, definitions, limitations and conditions of the contract not changed by this Rider. It is issued by Federal Kemper Life Assurance Company (we, us, ours) to qualify the coverage provided as an Individual Retirement Annuity ("IRA") as described under Section 408(b) of the Internal Revenue Code of 1986, as amended ("Code"). Where provisions of this Rider are inconsistent with the provisions of the contract, the provisions of this IRA Rider will control.

It is hereby agreed that the contract to which this Rider is attached is amended as follows:

Section 1.
OWNERSHIP - EXCLUSIVE BENEFIT - TRANSFERABILITY - NON FORFEITURE - NON
ASSIGNABLE

The annuitant will be the individual owner of any IRA established under this contract. This IRA is established for your exclusive benefit and your beneficiaries. Separate records will be maintained for the interests of each individual. Your interest under the contract is nontransferable, and except as provided by law, is nonforfeitable. In particular, the contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than to us (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)). The assets of the contract will not be commingled with other property except in a common trust fund or a common investment fund. Except as otherwise permitted under Section 4 of this Rider, and otherwise permitted under the Code and regulations, neither the owner or the annuitant may be changed. All payments made from the contract while the Owner is alive must be made to the Owner. All distribution made under a Joint and Survivor Annuity Option after the Owner's death and while the Joint Annuitant is alive must be made to the Joint Annuitant.

Section 2.
PREMIUM PAYMENTS - LIMITATIONS

We will only accept cash contributions except in the case of non-taxable rollovers and transfers. Except in the case of a rollover contribution allowed by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 457(e)(16) or
408(d)(3), of the Code or a contribution to a Simplified Employee Pension Program ("SEP") described in Section 408(k), we will not accept contributions of more than the dollar amount in effect under Code Section 219(b)(5)(A) plus the catch-up amount under Code Section 219(b)(5)(B) for any tax year.

Section 3.
TIME AND MANNER OF DISTRIBUTION

Notwithstanding any provision herein to the contrary, distribution of your interest under this Section and Section 4 will be made in accordance with the minimum distribution rules of Sections 401(a)(9) and 408(b)(3) of the Code and the regulations thereunder. This includes the incidental death benefit provisions of Section 1.401(a)(9)-6T of the temporary tax regulations. All of these are herein incorporated by reference.

Distribution of your interest must start by the first day of April after the calendar year in which you attain age 70 1/2. The election of one of the payout options must be made at least 60 days prior to the date it is to begin. For each succeeding year, distribution must be made on or before December 31. The payout option elected must result in distribution of equal or substantially equal payments which conform with one of the following: a. over your life; b. over your life and the life of your designated beneficiary; c. over a specified period that may not be longer than your life expectancy; d. over a specified period that may not be longer than the joint life and last survivor expectancy of you and your designated beneficiary. A single sum payment may also be elected. Payments must be made in periodic payments at intervals of no longer than one year and they must be nonincreasing or they may be increased as provided in Q & A -1 and 4 of 1.401(a)(a)-6T of the temporary tax regulations.

If payments under a chosen option are guaranteed, the period of guarantee may not exceed the annuitant's expected life, or the expected lives of the joint and last survivor of the annuitant and the secondary annuitant. This limit also applies to a fixed installment annuity under the contract.

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S-9363                                                                    Page 2

Section 4.
DISTRIBUTION UPON DEATH

a. Immediate Annuity contracts

If this Rider is attached to an Immediate Annuity contract and the annuitant dies, distribution will continue to be made, if due, as provided in the contract.

b. Other Annuity contracts

If this Rider is not attached to an Immediate Annuity contract, the rules that follow will apply.

If you die after distribution has begun, the unpaid portion of your interest that remains will continue to be paid under the payout option in effect.

If you die before distributions have begun, the entire interest that remains must be distributed in accordance with one of the provisions that follow:

1. Your entire interest will be paid to the beneficiary by December 31 of the year containing the fifth anniversary of your death.

2. If your interest is payable to a beneficiary who is not your surviving spouse, and you have not elected b.1. of this section, then the entire interest will be distributed as a life annuity with installments guaranteed starting no later than December 31 of the year that follows the year of your death. The period of guarantee will be the lesser of: a. ten years; or b. the expected life of the beneficiary.

3. If the beneficiary is your surviving spouse, the spouse may receive payout under: a life annuity with installments guaranteed; or b.1. of this section; or the spouse may treat the annuity as his or her own IRA. This election will be deemed to have been made if such surviving spouse: makes a regular IRA contribution to the contract; makes a rollover contribution to or from the contract; or fails to elect any other option provided. Payments under the b.2 option must start prior to December 31st of the year in which you would have attained age 70 1/2. The surviving spouse must elect this option within 300 days after your death. If not, we will payout under the method of b.2. of this section.

4. The entire interest will be paid in a lump sum to your estate by December 31 of the year containing the fifth anniversary of your death if: a. you have not designated a beneficiary prior to his or her death; or b. the beneficiary does not survive you.

Settlement of Death Benefit Claims

Settlement of any death benefit claim coming due on a contract will be paid within 60 days of our receipt of due proof of death and the return of the contract. Settlement will include interest from the 30th day until paid at the Ninth Federal Reserve Bank discount rate in effect for 90-day commercial paper on the date we first receive the documents required for payment.

Section 5.
REPORTS

We will send you an annual calendar year report on this IRA and such information concerning required minimum distributions as is required by the IRS.

Section 6.
AMENDMENTS

Subject to regulatory approval, we will send you a copy of any amendment needed to maintain the annuity on a tax-qualified basis. It will be deemed accepted by you unless returned to us within ten days of receipt.

Section 7.
OTHER ITEMS

The term Immediate Annuity means an annuity which at issue provides that a payout of benefits is scheduled to start within eleven months of its effective date. Unless otherwise provided, the annuitant must make an election at least 60 days before a payout is to start. The election is made by sending us a request in writing. An election takes effect only if we receive it while you are alive.

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You may satisfy the minimum distribution requirements under Sections 401(a)(9)
and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs.

Life expectancy and joint and last survivor expectancy are computed by using the Single Life Table in Q & A-1 of 1.401(a)(9)-9 of the regulations. If distributions are being made to your surviving spouse as the sole designated beneficiary, your spouses remaining life expectancy for a year is the number in the Single Life Table corresponding to your spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age reduced by one for each subsequent year.

In the event of conflict between the foregoing provisions of this Rider and any provision of the contract, the Rider will override the contract. All other provisions of the contract remain in full force and effect.

This plan is intended to qualify under the Internal Revenue Code for Tax favored status. Language contained in this policy referring to Federal Tax statutes or rules is informational and instructional. This language is not subject to approval or disapproval by the state in which the policy is issued for delivery.

Your qualified status is the controlling factor as to whether your funds will receive tax favored treatment rather than the insurance contract. Please ask your tax advisor if you have any questions as to whether or not you qualify.

Signed for the Federal Kemper Life Assurance Company at its home office in Schaumburg, Illinois.

        /s/ Debra P Rezabek                          /s/ Gale K Caruso
           Debra P Rezabek                              Gale K Caruso
             Secretary                                    President